RBC FUNDS TRUST (THE “TRUST”)

RBC MONEY MARKET FUNDS

(INSTITUTIONAL CLASS 2, SELECT CLASS, RESERVE CLASS, INVESTOR CLASS, CLASS A)

AMENDED AND RESTATED SHAREHOLDER ACCOUNT AND DISTRIBUTION SERVICES PLAN

WHEREAS, RBC Funds Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”), and is authorized to issue shares of beneficial interest in its series designated on Schedule A hereto (each a “Fund” and together, the “Funds”) with each series representing interests in a separate portfolio of securities and other assets, and is further authorized to issue one or more classes of shares of each series (each a “Class” and together the “Classes”); and

WHEREAS, the Trust engages RBC Global Asset Management (U.S.) Inc. (the “Adviser”) to render investment management and administrative services with respect to such separate series as the Trustees shall establish and designate from time to time; and

WHEREAS, the Trust employs Quasar Distributors, LLC (the “Distributor”) to distribute securities of certain series of the Trust; and

WHEREAS, the Distributor engages RBC Wealth Management (“RBC WM”), a division of RBC Capital Markets, LLC, as a dealer in shares of the Funds; and

WHEREAS, the Board of Trustees of the Trust has determined to adopt this Shareholder Account and Distribution Services Plan (the “Plan”) pursuant to Rule 12b-1 under the Act with respect to the Funds, and has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders; and

WHEREAS, a majority of the Trust’s Trustees are not “interested persons” of the Trust as defined in the Act (“Independent Trustees”), the nomination of whom has been committed to a committee consisting solely of Trustees who are Independent Trustees, and the Independent Trustees are represented by independent legal counsel, as defined by Rule 0-1(a)(6) under the Act; and

WHEREAS, the Trust wishes to amend and restate the Shareholder Account and Distribution Services Plan in order to reflect certain changes herein.

NOW THEREFORE, the Trust hereby adopts the Plan on the following terms and conditions:

1.        The Trust will compensate the Distributor for its efforts and expenses incurred in connection with (a) the distribution and marketing of shares of the Funds directly, through RBC WM and RBC WM’s correspondents, or though other brokers or dealers that have entered into arrangements with the Distributor, and (b) the servicing of shareholder accounts of their customers and those of RBC WM’s correspondents. This compensation and the nature of the distribution and shareholder services shall be set out with particularity in the Funds’ Distribution Agreement (the “Agreement”) with the Distributor, and the Distributor’s Dealer Agreement with RBC WM (the “Agreements”), which Agreements are incorporated by reference herein and shall constitute an agreement related to the Plan, as that term is used in Rule 12b-1.

2.        Compensation payable by the Fund shall be subject to the following annual limits: (a) 0.15% of the average daily net assets attributable to Institutional Class 2 shares; (b) 0.80% of the average daily net assets attributable to Select Class shares; (c) 0.90% of the average daily net assets attributable to Reserve Class shares; (d) 1.00% of the average daily net assets attributable to Investor Class shares, and (e) 0.10% of the average daily net assets attributable to Class A shares; provided that for each Class up to 0.25% of such average daily net assets may be designated as a “service fee,” as defined in rules and policy statements of the Financial Services Regulatory Authority (“FINRA”).

3.        The Distributor will be compensated on a monthly basis, subject to any lower limits that may be required pursuant to applicable rules of FINRA. Payments made out of or charged against the assets of a Fund and Class must be in compensation for shareholder and distribution services rendered for or on behalf of that Fund and Class. It is expressly understood that this Plan is a “compensation-type plan,” such that compensation payable hereunder may exceed the amounts the Distributor and/or RBC WM incurs in providing shareholder and distribution services.

4.        The Plan shall not take effect with respect to a Fund or Class until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of that Fund or Class. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund or Class if a majority of the outstanding voting securities of that Fund or Class, as applicable, votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust (with respect to a Fund or Class) or the Fund (with respect to a Class). The

Plan shall take effect with respect to any other Fund or Class established in the Trust provided the Plan is approved with respect to such Fund or Class as set forth in this paragraph.

5.        The Plan shall not take effect with respect to a Fund or Class until it has been approved, together with the Agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person (if such vote is required to be cast in person under then current positions and interpretations of the Act by the U.S. Securities and Exchange Commission (“SEC”) or its staff) at a meeting (or in meetings) called for the purpose of voting on the Plan and such related agreements.

6.        The Plan, once approved for a Fund or Class, shall continue in effect for the Fund or Class so long as such continuance is specifically approved at least annually with respect to the Fund or Class in the manner provided for approval of the Plan in paragraph 5.

7.        Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which the expenditures were made.

8.        Any agreement related to the Plan shall be in writing and shall provide that: (a) such agreement may be terminated with respect to a Fund or Class at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, on not more than 60 days written notice; and (b) such agreement shall terminate automatically in the event of its assignment.

9.        The Plan may be terminated at any time with respect to a Fund or Class by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of that Fund or Class, as applicable. With respect to any Fund and Class for which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

10.        The Plan may be amended at any time by the Board of Trustees provided that: (a) any amendment to increase materially the costs that a Fund or Class may bear pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund or Class, as applicable; and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in Paragraph 5 hereof.

11.        While the Plan is in effect, the Trust’s Board of Trustees must satisfy the Fund Governance Standards as defined in Rule 0-1(a)-(7) under the Act.

12.        Notwithstanding any other provision of the Plan, the Trust may not:

(a)        Compensate a broker or dealer for any promotion or sale of shares issued by the Trust by directing to the broker or dealer:

(i)        The Trust’s portfolio securities transactions; or

(ii)        Any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from the Trust’s portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer); and

(b)        Direct its portfolio securities transactions to a broker or dealer that promotes or sells shares issued by the Company, unless the company or the adviser:

(i)        Is in compliance with the provisions of Paragraph (h)(1) of Rule 12b-1 with respect to that broker or dealer; and

(ii)        Has implemented, and the Trust’s Board of Trustees (including a majority of Trustees who are not interested persons of the Trust) has approved, policies and procedures reasonably designed to prevent:

(A)         The persons responsible for selecting brokers and dealers to effect the Trust’s portfolio securities transactions from taking into account the brokers’ and dealers’ promotion or sale of shares issued by the Trust or any other registered investment company; and

(B)         The Trust, and the Adviser and principal underwriter of the Trust from entering into any agreement (whether oral or written) or other understanding under which the Trust directs, or is expected to direct, portfolio securities transactions, or any remuneration described in Paragraph (h)(1)(ii) of Rule 12b-1, to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares issued by the Trust or any other registered investment company.

13.        The Trust shall preserve copies of the Plan and any agreements and all reports made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of the Plan, Agreements or report, as the case may be, the first two years of which shall be in an easily accessible place.

Dated: June 8, 2023

SCHEDULE A

U.S. Government Money Market Fund